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                   Kimco Realty Corporation and Subsidiaries
    Computation of Ratio of Funds from Operations to Combined Fixed Charges and Preferred Stock Dividends
                      For the Year Ended December 31, 2001





Funds from operations, available to common stockholders        $295,871,432

Add:
   Interest on indebtedness                                      87,629,198
   Preferred stock dividends                                     24,553,136
   Portion of rents representative of the
     interest factor                                              6,005,312
                                                               -------------
                                                                414,059,078

Adjustment for equity share in partnerships                     (31,253,212)
                                                               -------------

       Funds from operations, as adjusted                      $382,805,866
                                                               =============


Combined fixed charges and preferred stock dividends -
   Interest on indebtedness                                     $95,553,248
   Preferred stock dividends                                     24,553,136
   Portion of rents representative of the
     interest factor                                              6,005,312
                                                               -------------


        Combined fixed charges and preferred stock dividends   $126,111,696
                                                               =============

Ratio of Funds from Operations to Combined Fixed Charges
   and Preferred Stock Dividends                                        3.0
                                                               =============